Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 10, 2026, between Alliance Entertainment Holding Corporation (the “Company”) and Bruce Ogilvie (“Executive,” together with the Company, the “Parties” and, each, a “Party”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

WHEREAS, on February 10, 2023, the Company and Executive entered into an employment agreement (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to terminate the Prior Agreement upon execution of this Agreement;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.  Employment; Title; Duties and Location. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein. During the Employment Period (as defined in Section 2 below), Executive shall serve the Company as Chairman. Executive shall perform the duties consistent with Executive’s title and position and such other duties commensurate with such position and title as shall be specified or designated by the Company from time to time.

2.  Term.

2.1  Term. Executive’s employment hereunder shall commence on February 10, 2026 (the “Commencement Date”) and shall continue for a three (3) years (the “Term”), subject to earlier termination exclusively as provided for in Section 6 below. For the purposes of this Agreement, the “Employment Period” means the period of Executive’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Executive’s termination of employment hereunder).

3.  Compensation. During the Employment Period only (unless otherwise expressly provided for herein), Executive shall be entitled to the following compensation and benefits.

3.1  Salary. Executive shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions. Executive’s starting Base Salary shall be at the annual rate of $800,000.

3.2  Bonus. Executive shall be eligible to participate in the current Alliance Leadership Bonus Plan (“Bonus Plan”) at a bonus rate of up to 100% of Base Salary (“Bonus”) subject to the terms and conditions set forth in the Bonus Plan. To be eligible for a Bonus, at the time such Bonus is paid, Executive must be employed by the Company and not given or been given notice of termination of employment, except as otherwise provided in Section 7 below.

3.3 Omnibus Equity Incentive Plan. Executive shall be eligible to participate in any stock bonus incentive plan offered by the Company to the extent determined by the Board.

3.4  Benefits.

a)  Executive shall have the right to receive or participate in all employee benefit programs and perquisites generally established by the Company from time to time for employees similarly situated to Executive, subject to the general eligibility requirements and other terms of such programs and perquisites, and subject to the Company’s right to amend, terminate or take other similar action with respect to any such programs and perquisites.

3.5 Vacation and Other Paid Time Off. Executive shall be entitled to five (5) weeks of paid vacation, as well as sick days and any other paid time off, each year in accordance with then current Company policy and applicable law.

3.6 Automobile.

a) The Company shall (i) pay Executive up to $2,000 per month for the monthly payment of an automobile lease; and (ii) reimburse Executive for all reasonable and properly documented expenses associated with such automobile (including automobile insurance, repairs and gas).

3.7 Air Travel. Executive shall be entitled to first class air travel, where available, when traveling on Company business, and Executive agrees to use any upgrade programs or opportunities for such travel whenever feasible.

3.8 Required Taxes and Withholdings. The Company shall withhold from any payments made to Executive (including, without limitation, those made under this Agreement) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

4. Exclusivity and Best Efforts. During the Employment Period, Executive shall (i) in all respects conform to and comply with the lawful directions and instructions given to Executive by the Company; (ii) subject to the proviso below, devote Executive’s entire business time, energy and skill to Executive’s services under this Agreement; (iii) use Executive’s best efforts to promote and serve the interests of the Company and to perform Executive’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner; (iv) comply with all applicable laws and regulations, as well as the policies and practices established by the Company from time to time and made applicable to its employees generally or senior executives; and (v) not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Executive’s obligations and duties to the Company, provided, however, that the foregoing shall not prevent the Executive from managing Executive’s personal affairs and passive personal investments and participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict with the Company, as reasonably determined by the Company.

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5. Reimbursement for Expenses. Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policies, as the same may be modified by the Company from time to time in its sole and complete discretion (the “Reimbursement Policies”). Subject to the provisions of Section 12.2 below (Section 409A Compliance), the Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the terms of the Reimbursement Policies.

6. Termination.

6.1 Death. Executive’s employment shall immediately and automatically be terminated upon Executive’s death.

6.2  Disability. The Company may, subject to applicable law, terminate Executive’s employment due to a Disability by providing written notice of such termination and its effective date to Executive. For purposes of this Agreement, “Disability” means a “disability” that entitles Executive to benefits under the applicable Company long-term disability plan covering Executive and, in the absence of such a plan, that Executive shall have been unable, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities hereunder for 180 days out of any 365 day period or for 120 consecutive days. In the event of any question as to the existence, extent or potentiality of Executive’s Disability upon which the Company and Executive cannot agree, such question shall be resolved by a qualified, independent physician mutually agreed to by the Company and Executive, the cost of such examination to be paid by the Company. If the Company and Executive are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether Executive has a Disability. The written medical opinion of such physician shall be conclusive and binding upon each of the Parties as to whether a Disability exists and the date when such Disability arose. This section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws. Until such termination, Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any Company-provided disability insurance policy or plan applicable to him.

6.3  For Cause by the Company.

a)  For purposes of this Agreement, the term “Cause” means (i) the willful and continual failure by Executive to perform the duties or obligations of his employment with the Company or to carry out the reasonable and lawful directives of the Board (which directives are consistent with Executive’s position); provided such failure remains uncured for a period of thirty (30) days after written notice describing the same is given to Executive; (ii) Executive’s indictment for any crime which constitutes a felony or indictment for any crime involving fraud, intentional or reckless dishonesty, misappropriation or embezzlement (other than any such crime involving the Company or any of its affiliates); (iii) any act of fraud, dishonesty, misappropriation or embezzlement involving the Company or any of its affiliates; (iv) use of alcohol or illegal drugs such as to interfere with the performance of Executive’s obligations hereunder or a violation of the Company’s policy against sexual or other prohibited harassment (v) the indictment of Executive for any crime involving an act of moral turpitude; (vi) any material breach of this Agreement or any other written agreement between the Company and Executive which remains uncured for a period of thirty (30) days after written notice describing the same is given to Executive; or (vii) any attempt by the Executive to improperly secure any personal profit in connection with the business of the Company or any of its affiliates.

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6.4 Resignation by Executive for Good Reason. Executive may resign Executive’s employment hereunder for Good Reason by written notice of such resignation in compliance with the terms of this Section 6.4. For the purpose of this Agreement, “Good Reason” means (i) a material and substantial diminution in Executive’s duties, authority, or responsibilities that would be inconsistent with Executive’s position (other than while Executive is temporarily physically or mentally incapacitated, as permitted under Section 8 below or as required by applicable law), (ii) a material failure by the Company to pay Executive’s compensation as provided for herein, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith; or (iii) other material breach by the Company of a material provision of this Agreement or any other agreement between the Company and Executive; provided, however, that such event shall constitute Good Reason only if (x) Executive has provided the Company with written notice reasonably detailing the event giving rise to Good Reason within thirty (30) days after the initial occurrence thereof or, if later, within thirty (30) days after the date upon which Executive first becomes aware or should have become aware of such event, (y) the Company fails to cure such event within thirty (30) days after delivery to it of such written notice; and (z) Executive actually terminates Executive’s employment for such uncured Good Reason event, on at least ten (10) days’ prior written notice, within thirty (30) days following the expiration of such thirty (30) day period referred to in clause (y) above. Notwithstanding the foregoing, during the Employment Period, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing or alter Executive’s duties hereunder for a period of up to sixty (60) days, and in such event such suspension shall not constitute an event pursuant to which Executive may terminate this Agreement with Good Reason; provided, however, that no such suspension shall alter the Company’s obligations under this Agreement (including, without limitation, its obligations to provide Executive compensation and benefits) during such period of suspension. Executive’s date of termination in the event Executive resigns Executive’s employment for Good Reason shall be the effective date of Executive’s notice of resignation for Good Reason, except that Company may waive all or any part of the above-referenced 10-day notice period or of the 30-day cure period, in which event Executive’s date of termination shall be the last day of such notice or cure period that has not been waived or, if the entire notice or cure period has been waived, the date that Executive provided notice of the event giving rise to Good Reason or of Executive’s resignation for Good Reason. For the avoidance out doubt, Executive’s exclusive remedy against the Company in the event the Company materially breaches this Agreement is to invoke the provisions of this Section 6.4 and Section 7 below.

6.5 Without Cause or Without Good Reason. The Company may terminate Executive’s employment without Cause, at any time, with or without prior notice, in its sole and complete discretion, by providing written notice of such termination and its effective date to Executive. Likewise, Executive may terminate Executive’s employment without Good Reason upon at least ninety (90) days prior written notice to the Company without any liability. Termination of Executive’s employment without Cause by the Company or without Good Reason by Executive shall not include termination of Executive’s employment due to Executive’s death or Disability or upon expiration of the Term as provided for in Section 6.6 below.

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6.6 Expiration of the Term. Provided Executive’s employment has not been previously terminated pursuant to the terms hereof, Executive’s employment shall be terminated upon the expiration of the then current Term if one Party provides notice to the other of its decision not to renew this Agreement upon the expiration of the then current Term (“Notice of Non-Renewal”). A Notice of Non-Renewal shall be effective only if it is provided to either Party with at least ninety (90) days prior to the end of the then current Term.

7. Effect of Termination of Employment.

7.1 Generally. In the event Executive’s employment with the Company terminates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Section 7, in Section 9 below, in any separate written agreement between Executive and the Company or as may be required by law. In the event Executive’s employment with the Company is terminated for any reason, Executive shall receive the following (collectively, the “Accrued Obligations”): (i) Executive’s Base Salary through and including the effective date of Executive’s termination of employment (the “Termination Date”), which shall be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (ii) payment for accrued unused vacation time; (iii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program; and (iv) payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 5 above, which payment shall be made within 30 days after Executive submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Executive’s taxable year following the year in which the expense was incurred.

7.2  Severance Benefits. In the event that Executive’s employment is terminated by the Company pursuant to Section 6.5 above (without Cause) or by Executive pursuant to Section 6.4 hereof (Good Reason), in addition to the Accrued Obligations, Executive shall be entitled to receive severance benefits (the “Severance Benefits”), subject to and in accordance with the terms of this Section 7.2.

a) Benefits. The Severance Benefits shall consist of the payments and benefits provided by this Section 7.2(a).

i. Executive shall receive payment of an amount (the “Severance Pay”) (i) equal to Executive’s Base Salary immediately prior to the Termination Date (or, if Good Reason was attributable to the Company’s failure to pay the minimum amount of Base Salary provided herein, such minimum amount) for the period of time from the day after the Termination Date through the last day of the Term or for a period of twelve (12) months, whichever is greater (the “Severance Period”); and (ii) in addition to payment of any unpaid bonuses from a prior fiscal year, a pro-rata portion of the Bonus based on the amount of days Executive worked for the fiscal year in which the termination occurs. The Severance Pay shall be paid in the form of salary continuation pursuant to the terms and conditions of Section 3.1 above, commencing within ninety (90) days following the Termination Date on the first regularly scheduled payroll date of the Company that is practicable after the effective date of the Separation Agreement (defined in Section 7.2(b) below), except that, if the Separation Agreement may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends to the extent necessary to comply with Section 409A (as defined in Section 12.2 below). The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

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ii. Provided Executive timely elects COBRA continuation coverage under the Company’s group health plan, then during the Severance Period and ending on the earliest to occur of (A) the last day of the Severance Period, (B) the date the Executive ceases to be eligible for COBRA or (C) such time as Executive is eligible for group health insurance benefits from another employer, the Company will pay or reimburse Executive for the portion of the COBRA premium that is equal to the insurance premium the Company would pay if Executive was then an active employee of the Company. Following the expiration of such period, should Executive elect to continue his or his dependents’ health insurance benefits, Executive shall be responsible for the entire cost thereof. If the Company is unable to provide the benefit provided above in this paragraph without violating applicable health care discrimination laws, then, in lieu of such benefit, the Company shall pay Executive a gross amount equal to what the Company’s cost would have been to provide such benefit.

iii.  Notwithstanding the foregoing, the aggregate amount described in this Section 7.2(a) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangement of the Company, subject to compliance with Section 409A.

iv. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination for which Executive is eligible for Severance Benefits under this Section 7.2 shall be the receipt of the Severance Benefits.

b) Separation Agreement and Other Conditions for Severance Benefits. Provision of the Severance Benefits is conditioned on (i) Executive’s continued compliance in all material respects with Executive’s continuing obligations to the Company, including, without limitation, the terms of this Agreement that survive termination of Executive’s employment with the Company, and (ii) Executive signing (without revoking if such right is provided under applicable law) a separation agreement and general release in a form of that provided to Executive by the Company on or about the Termination Date (the “Separation Agreement”). Executive must so execute the Separation Agreement within 60 days following the Termination Date (or such shorter time as may be set forth in the Separation Agreement).

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c) Mitigation. Executive shall have no duty to seek other employment or to take other action to mitigate the amount of Severance Benefits due him.

8. Notice of Termination. In the event Executive elects to terminate Executive’s employment hereunder by resigning with or without Good Reason under Sections 6.4 or 6.5 above, Executive shall provide the Company with the applicable prior written notice of termination required by such Sections (the “Notice Period”). .

9.  Cooperation. During and after the Employment Period, Executive shall assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. Further, if requested, Executive agrees to provide the Company with reasonable assistance, including, without limitation, providing information, in connection with the transition of Executive’s employment duties and responsibilities to others and matters with which Executive was involved during Executive’s employment with the Company. The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section 9. Notwithstanding the foregoing, this Section shall not be applicable to any claim by the Company against Executive or by Executive against the Company.

10. Representations Regarding Prior Work and Legal Obligations.

10.1  Executive represents and warrants that Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts Executive’s ability to accept employment with the Company. Executive further represents and warrants that Executive is not a party to any agreement (including, without limitation, a non-competition, non-solicitation, no hire or similar agreement) and has no other legal obligation that restricts in any way Executive’s ability to perform Executive’s duties and satisfy Executive’s other obligations to the Company, including, without limitation, those under this Agreement.

10.2 Executive represents and acknowledges that Executive has been instructed by the Company that at no time should Executive divulge to or use for the benefit of the Company or any Company Affiliates any trade secret or confidential or proprietary information of any previous employer or entity with which Executive was affiliated or of any other third-party. Executive expressly represents and warrants that Executive has not divulged or used any such information for the benefit of the Company or Company Affiliates and will not do so.

10.3 Executive represents and agrees that the Executive has not and will not misappropriate any intellectual property belonging to any other person or entity.

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10.4 Executive acknowledges that the Company is basing important business decisions on these representations, agreements and warranties, and Executive affirms that all of the statements included herein are true. Executive agrees that Executive shall defend, indemnify and hold the Company harmless from any liability, expense (including attorneys’ fees) or claim by any person in any way arising out of, relating to, or in connection with a breach and/or the falsity of any of the representations, agreements and warranties made by Executive in this Section 10.

11. Indemnification. The Company shall indemnify Executive to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Executive was not entitled to the reimbursement of such fees and expenses), and Executive will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding brought by a third-party to which Executive may be made a party by reason of Executive’s being or having been a director, officer or employee of the Company or any of its affiliates, or Executive’s serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement), provided that he acted within the scope of his duties as a director, officer or employee of the Company.

12. Miscellaneous Provisions.

12.1  IRCA Compliance. This Agreement, and Executive’s employment with the Company, is conditioned on Executive’s establishing Executive’s identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA).

12.2  Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture”) for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A, taking into account any required six (6) month delay of termination payments made to “specified employees” of a public company, to the extent then applicable. Any payments required to be delayed by reason of the prior sentence shall be caught up and paid on the earliest date such amounts are permitted to be paid in compliance with Section 409A. Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year to the extent necessary to comply with Section 409A. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

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12.3 Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company, the Company Affiliates and their successors and assigns, but the obligations of Executive are personal services and may not be delegated or assigned. Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

12.4  Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if any court determines that any covenant in this Agreement, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

12.5  Choice of Law and Forum. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida, without regard to its conflict-of-law principles. The Parties (i) agree that any dispute between the Parties, including, without limitation, any dispute concerning or arising out of this Agreement or Executive’s employment hereunder (or termination thereof) shall be litigated exclusively in an appropriate state or federal court in or closest to King County, Washington; (ii) hereby consent, and waive any objection, to the jurisdiction of any such court; (iii) agree that service of process in any such litigation may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at Executive’s or the Company’s address as provided in Section 12.6 below; and (iv) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of Florida. In the event a litigation or other legal proceeding is commenced to resolve any such dispute, the prevailing party in such litigation or proceeding shall be entitled to recover from the non-prevailing party all of its costs, charges, disbursements and fees (including reasonable attorneys’ fees) incurred in connection with such litigation or proceeding and the underlying dispute

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12.6  Notices.

a) Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

i. If to Executive, to Executive’s address on the books and records of the Company

ii. If to the Company, to 8201 Peters Road, Suite 100, Plantation, Florida 33324, or at such other mailing address, email address or facsimile number as it may have furnished in writing to Executive.

b) Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if by facsimile, on the date of such delivery if receipt on such day is confirmed and, if not so confirmed, on the next business day; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

12.7 Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Executive’s employment hereunder, shall survive the termination of this Agreement and of Executive’s employment hereunder for any reason.

12.8 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

12.9 Further Assurances. The Parties will execute and deliver such further documents and instruments and will take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

12.10 Voluntary and Knowing Execution of Agreement. Executive acknowledges that (i) Executive has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) Executive fully understands the terms of this Agreement, and (iii) Executive is executing this Agreement voluntarily, knowingly and willingly and without duress.

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12.11 Entire Agreement; Prior Agreement. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter. Each Party acknowledges and agrees that such Party is not relying on, and may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement. The Parties agree that the Prior Agreement is hereby terminated, except for those provisions which survive termination as set forth in the Prior Agreement.

12.12  Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12.13 Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

/s/ Bruce Ogilvie
Bruce Ogilvie

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

By:	/s/ Jeffrey Walker
Name:	Jeffrey Walker
Title:	Chief Executive Officer

[Signature page to Employment Agreement]